Exhibit 99.2

[AVANIR PHARMACEUTICALS LOGO]

AVANIR PHARMACEUTICALS HIRES

MICHAEL J. PUNTORIERO TO SERVE AS SENIOR VICE PRESIDENT OF FINANCE

AND CHIEF FINANCIAL OFFICER

San Diego, May 8, 2006 — Avanir Pharmaceuticals (NASDAQ: AVNR) announced today that Michael J. Puntoriero has joined the Company as Senior Vice President of Finance and, effective May 15, 2006, will be appointed Chief Financial Officer. As a key member of the senior executive team, Mr. Puntoriero will be responsible for the areas of finance, treasury, business planning, investor relations, information technology, and corporate development.

Prior to joining Avanir, Mr. Puntoriero spent over 20 years with Arthur Andersen LLP, including positions as audit partner, head of the Orange County, California audit practice and ultimately as Managing Partner of the Orange County, California office. Most recently, Mr. Puntoriero held senior executive positions with Fleetwood Enterprise, Inc. (NYSE: FLE) and as Executive Vice President and Chief Financial Officer of First Consulting Group, Inc. (NASDAQ: FCG). In addition, Mr. Puntoriero is an independent director of Oakley, Inc. (NYSE: OO), chair of the audit committee and member of the nominating and corporate governance committee. He earned his Bachelor of Science degree in Accounting from California State University, Northridge and his Masters of Business Administration from the University of Southern California. Mr. Puntoriero is a licensed certified public accountant in California and has completed the Director Training and Certification Program at the UCLA Anderson School of Management.

“Mike brings to Avanir a solid career of demonstrated success and leadership in diverse executive roles including financial accounting, senior financial management, general management and broad business leadership,” said Eric Brandt, President and Chief Executive Officer of Avanir. “Mike’s diversified experience and strong leadership makes him a welcome addition to the senior executive team; helping Avanir navigate its transition from a biotechnology platform company to a fully integrated biopharmaceutical company.”

Greg Hanson, the Company’s Chief Financial Officer for the last seven years, will continue with the Company in the role of Chief Accounting Officer, Compliance Officer, and Secretary. “Eric and I personally want to thank Greg for his seven years of service as the Company’s Chief Financial Officer. His tireless dedication to every responsibility he has been asked to achieve will continue to be a real asset to Avanir in his new role,” said Charles Mathews, Chairman of the Board of Avanir.

About AVANIR
Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced and published positive results from the two required Phase III clinical trials for Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder currently under priority review with the FDA. Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the Company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.

NASDAQ Notice

Pursuant to Mr. Puntoriero’s employment agreement, the Compensation Committee of the Company’s Board of Directors approved an inducement grant to Mr. Puntoriero of a non-qualified stock option to purchase 100,000 shares of Avanir’s Class A common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $10.70, which is equal to the fair market value of Avanir’s common stock on the grant date (May 4, 2006), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to one-quarter of the underlying shares on the first anniversary of employment, and then vesting on a quarterly basis thereafter for the next three years.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com